EXHIBIT 4.1

                       AMENDMENT NO. 3 TO RIGHTS AGREEMENT

     This Amendment No. 3 (this "Amendment"), dated as of May 15, 2003, is by and between Telaxis Communications Corporation, a Massachusetts corporation (the "Company"), and Registrar and Transfer Company (the "Rights Agent").

     WHEREAS, the Company and the Rights Agent are parties to the Rights Agreement, dated as of May 18, 2001, as amended by Amendment No. 1, dated September 9, 2002, and Amendment No. 2, dated March 17, 2003 (as amended, the "Agreement");

     WHEREAS, capitalized terms used but not otherwise defined in this Amendment shall have the meaning given them in the Agreement;

     WHEREAS, the board of directors of the Company has approved a certain Agreement and Plan of Merger and Reincorporation (the "Merger Agreement") by and between the Company and YDI Wireless, Inc., a Delaware corporation ("YDI Wireless"), pursuant to which the Company will be merged with and into YDI Wireless (the "Merger") and the stockholders of the Company will become stockholders of YDI Wireless;

     WHEREAS, the Company desires to terminate the Agreement in connection with the Merger; and

     WHEREAS, pursuant to Section 26 of the Agreement, this Amendment is being executed by the Company and the Rights Agent for the purpose of amending the Agreement as set forth below.

     NOW THEREFORE, in consideration of the mutual covenants and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Sections 7(a) and 7(b) of the Agreement are hereby deleted and replaced in their entirety by the following:

          (a) Subject to Section 7(e) and except as otherwise provided herein (including Section 11), each Right shall entitle the registered holder thereof, upon exercise thereof as provided herein, to purchase for the Purchase Price, at any time after the Distribution Date and at or prior to the earliest of (i) the Close of Business on the 10th anniversary of the date of this Rights Agreement (the Close of Business on such date being the "Expiration Date"), (ii) the Redemption Date, and (iii) one minute prior to the effectiveness of the merger of the Company and YDI Wireless, Inc., a Delaware corporation, one one-thousandth (1/1000th) of a Preferred Share, subject to adjustment from time to time as provided in Sections 11 and 12.

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          (b) The registered  holder of any Right  Certificate  may exercise the
     Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date, upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent in Cranford, New Jersey, together with payment of the Purchase Price for each one-thousandth (1/1000th) of a Preferred Share as to which the Rights are exercised, at or prior to the earliest of (i) the Expiration Date, (ii) the Redemption Date, and (iii) one minute prior to the effectiveness of the merger of the Company and YDI Wireless, Inc., a Delaware corporation.


     2. Except as specifically amended by this Amendment, the Agreement shall remain in full force and effect.




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     IN WITNESS WHEREOF,  the parties hereto have caused this Amendment No. 3 to be duly executed as of the date first above written.

                                        TELAXIS COMMUNICATIONS CORPORATION


                                        By:   /s/ David L. Renauld
                                              ----------------------------------
                                              Name: David L. Renauld
                                              Title:  Vice President

                                        REGISTRAR AND TRANSFER COMPANY


                                        By:   /s/ William P. Tatler
                                              ----------------------------------
                                               Name:  William P. Tatler
                                               Title:  Vice President

                [THIS AMENDMENT MAY BE EXECUTED IN COUNTERPARTS]